Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. SECOND QUARTER 2006 NET SALES RISE 6 PERCENT;

EARNINGS IN LINE WITH COMPANY GUIDANCE

VANCOUVER, Wash. – (July 31, 2006) –Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the three months ended June 30, 2006.

Net sales for the three months ended June 30, 2006, were $137.6 million, compared to $129.6 million for the corresponding period last year, up 6.2 percent. Net income for the quarter was $1.7 million, or $0.05 per diluted share, compared with $3.3 million or $0.10 per diluted share for the year ago quarter, or $0.08 per diluted share on a non-GAAP basis when adjusted for FAS 123R.

“Our channel diversification strategy helped us improve sales in several channels, despite cautious consumer behavior in the wake of high fuel prices and continued interest rate increases,” said Gregg Hammann, Chairman and Chief Executive Officer. “Good expense management helped us offset these pressures.

“We finished the quarter with a strong and improving balance sheet. We ended with cash exceeding our short-term borrowings and with inventory steadily improving. This provides us flexibility to consider stock repurchases or acquisitions in addition to working capital requirements.

“We effectively managed the seasonally slowest quarter and are now gearing up for the fall selling season, where we expect positive comps in every channel where we compete.

“We are now at a positive inflection point in our business,” Hammann added. “Over the past three years, we have made many improvements to our business, including cleaning up legacy issues, doubling our investment in innovation, developing and executing a revenue-driving multi-brand and multi-channel marketing plan, and making substantial improvements in manufacturing, operations and information systems. After three years of investing in these areas, the foundation of our business is strong and continues to strengthen, positioning us for long-term profitable growth and category leadership.

For the third quarter of 2006, the Company estimates that net sales will be in the $165-180 million range, with expected earnings of $0.16 to $0.24 per diluted share, including about 1.5 cents per share for stock option expensing as required by FAS 123R in 2006. The Company said full year net sales are expected to be within its three-year range of 10-20 percent growth, and earnings expected to be above the high end of its three-year range of 20-30 percent growth.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable September 8, 2006, to stockholders of record as of August 18, 2006.

The second quarter conference call is scheduled for 4:30 p.m. EDT (1:30 p.m. PDT), July 31, 2006. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 888-214-7566 in North America and 415-537-1815 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; Tim Hawkins, President of Fitness Equipment; and Mark Meussner, Vice President of Manufacturing.

A telephonic playback will be available from 3:30 p.m. PDT, July 31, through 3:30 p.m. PDT, August 10, 2006. North American callers can dial 800-633-8284, and international callers can dial 402-977-9140 to hear the playback. The passcode is 21299482.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $631 million in 2005. It has 1,600 employees and operations in Washington, Oregon, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com.

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and resolution of operational issues. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,843	$7,984
Trade receivables, (net of allowance for doubtful accounts of $3,667 and 4,085 as of June 30, 2006 and December 31, 2005, respectively)	98,435	116,908
Inventories	75,383	96,084
Prepaid expenses and other current assets	6,664	8,369
Short-term notes receivable	2,509	2,496
Assets held for sale	—	6,115
Current deferred tax assets	7,042	7,235

Total current assets	195,876	245,191
PROPERTY, PLANT AND EQUIPMENT (net of accumulated depreciation of $50,562 and $43,802 as of June 30, 2006 and December 31, 2005, respectively)	56,670	59,320
GOODWILL	65,027	64,404
INTANGIBLE AND OTHER ASSETS, net	45,543	44,371

TOTAL ASSETS	$363,116	$413,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$49,093	$61,132
Accrued liabilities	26,342	29,097
Short-term borrowings	3,400	40,147
Income taxes payable	2,885	3,810
Customer deposits	3,268	3,327
Current portion of long term debt	1,568	707

Total current liabilities	86,556	138,220
NONCURRENT PORTION OF LONG TERM DEBT	4,275	5,610
NONCURRENT DEFERRED TAX LIABILITY	16,819	16,990
STOCKHOLDERS’ EQUITY:
Common stock - no par value, 75,000 shares authorized; 32,804 and 32,780 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	3,248	3,549
Unearned stock compensation	—	(1,947)
Retained Earnings	248,426	248,123
Accumulated other comprehensive income	3,792	2,741

Total stockholders’ equity	255,466	252,466

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$363,116	$413,286

NAUTILUS, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

NET SALES	$137,613	$129,581	$322,602	$285,969
COST OF SALES	77,022	71,527	182,699	151,142

Gross profit	60,591	58,054	139,903	134,827
OPERATING EXPENSES:
Selling and marketing	43,111	39,977	95,266	84,899
General and administrative	12,243	9,985	25,892	23,421
Research and development	2,532	3,109	5,800	5,912
Royalties	1,116	1,181	2,695	2,655

Total operating expenses	59,002	54,252	129,653	116,887

OPERATING INCOME	1,589	3,802	10,250	17,940
OTHER INCOME (EXPENSE):
Interest income (expense), net	(164)	798	(615)	1,315
Other income, net	1,207	460	1,222	511

Total other income, net	1,043	1,258	607	1,826

INCOME BEFORE INCOME TAXES	2,632	5,060	10,857	19,766
INCOME TAX EXPENSE	961	1,730	3,985	7,007

NET INCOME	$1,671	$3,330	$6,872	$12,759

BASIC EARNINGS PER SHARE	$0.05	$0.10	$0.21	$0.38
DILUTED EARNINGS PER SHARE	$0.05	$0.10	$0.21	$0.38
Weighted average shares outstanding:
Basic shares outstanding	32,803	33,379	32,800	33,274
Diluted shares outstanding	32,997	34,250	32,986	33,917

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,872	$12,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,609	6,803
Stock-based compensation	1,370	170
Loss (gain) on sale of property, plant and equipment	72	(9)
Tax benefit of exercise of nonqualified options	—	1,718
Deferred income taxes	(466)	(4,224)
Changes in assets and liabilities	24,966	(4,676)

Net cash provided by operating activities	41,423	12,541

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,031)	(13,102)
Proceeds from sale of property, plant and equipment	6,064	2,972
Net increase in other assets	(2,095)	(399)
Acquisition, net of cash acquired	—	(3,707)
Purchases of short-term investments	—	(49,352)
Proceeds from maturities of short-term investments	—	98,891
Net increase in notes receivable	(13)	(93)

Net cash (used in) provided by investing activities	(1,075)	35,210

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	(6,560)	(6,651)
Proceeds from exercise of stock options	335	4,543
Short-term borrowings, net of repayments	(36,747)	—
Principal payments on long-term debt	(474)	—

Net cash used in financing activities	(43,446)	(2,108)
Net Effect of foreign currency exchange rate changes	957	(340)

Net Increase (Decrease) in Cash and Cash Equivalents	(2,141)	45,303
Cash and Cash Equivalents, beginning of period	7,984	19,266

Cash and Cash Equivalents, end of period	$5,843	$64,569